EXHIBIT 10.2

FORM OF AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT (the “Management Agreement”), dated as of [            ], 2013, is made and entered into by and among COLONY AMERICAN HOMES, INC., a Maryland corporation (“Colony American Homes REIT”), and CAH MANAGER, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, Colony American Homes REIT is a corporation that intends to elect to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes;

WHEREAS, Colony American Homes REIT and the Manager entered into a management agreement, dated July 31, 2012 (the “Original Agreement”), which the parties desire to amend and restate; and

WHEREAS, Colony American Homes REIT desires to continue to retain the Manager to provide certain management and advisory services on the terms and conditions hereinafter set forth, and the Manager desires to be retained to provide such services upon the terms and conditions hereof.

NOW, THEREFORE, for the mutual promises made herein and in the other agreements executed by the parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a) “Adjusted Market Capitalization” means

(i) the Fair Market Value of one share of Common Stock multiplied by the number of shares of Common Stock issued and outstanding; plus

(ii) the Fair Market Value of one share of Common Stock multiplied by the maximum number of shares of Common Stock issuable pursuant to any outstanding Options or Convertible Securities that are In-the-Money (excluding (1) units of limited partnership interest of the Operating Partnership (including long-term incentive units of the Operating Partnership) and units of associate general partnership interests of the Operating Partners, and (2) shares of Preferred Stock that are otherwise included in the calculation of Adjusted Market Capitalization pursuant to clause (iv) below); less

(iii) the aggregate consideration payable to the Company upon the exercise, conversion and/or exchange of the Options or Convertible Securities referred to in clause (ii) above; plus

(iv) the Fair Market Value of one share of Preferred Stock multiplied by the number of shares of such Preferred Stock issued and outstanding.

(b) “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

(c) “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.

(d) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 90-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(e) “Base Management Fee” means a per annum fee equal to 1.50% of the daily average of the Adjusted Market Capitalization per annum, calculated and payable as provided in Section 8 hereof.

(f) “Board of Directors” means the Board of Directors of Colony American Homes REIT.

(g) “Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Colony” means Colony Capital, LLC, a Delaware limited liability company.

(j) “Colony American Homes REIT” means Colony American Homes, Inc. (formerly known as Colony Single-Family Residential, Inc.), a Maryland corporation and the general partner of the Operating Partnership.

(k) “Colony American Homes REIT Account” shall have the meaning set forth in Section 5 of this Agreement.

(l) “Common Stock” means the common stock, par value $0.01, of Colony American Homes REIT.

(m) “Covered Person” shall have the meaning set forth in Section 12(a) of this Agreement.

(n) “Effective Termination Date” shall have the meaning set forth in Section 13(a) of this Agreement.

(o) “Excess Funds” shall have the meaning set forth in Section 2(l) of this Agreement.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Expenses” shall have the meaning set forth in Section 10(a) of this Agreement.

(r) “Fair Market Value” means the value of one share of Common Stock or Preferred Stock, as the case may be, determined as follows:

(i) if the shares are then listed on a national stock exchange, the closing price per share of Common Stock or Preferred Stock, as the case may be, for the last preceding day on which there was a sale of such shares,

(ii) if either the Common Stock or Preferred Stock is not listed on a national stock exchange but is traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock or Preferred Stock, as the case may be, in such over-the-counter market for the last preceding date on which there was a sale of such shares in such market, or

(iii) if neither (i) nor (ii) applies with respect to the Common Stock or Preferred Stock, as the case may be, such value as the compensation committee of Colony American Homes REIT as appointed by the Board of Directors, determines in good faith.

(s) “GAAP” means generally accepted accounting principles, as applied in the United States.

(t) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(u) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the NYSE’s corporate governance listing standards (or the rules of any other national securities exchange on which the Common Stock is listed).

(v) “Initial Public Offering” means an initial public offering of the Common Stock under the Securities Act.

(w) “Initial Term” shall have the meaning set forth in Section 13(a) of this Agreement.

(x) “Investment Allocation Agreement” means the Amended and Restated Investment Allocation Agreement by and between Colony American Homes REIT and the Manager, dated as of the date hereof, to establish certain policies relating to the allocation of investment opportunities by the Manager or any of its affiliates.

(y) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(z) “Investment Committee” shall have the meaning set forth in Section 2(k) of this Agreement.

(aa) “Investment Guidelines” shall have the meaning set forth in Section 2(b)(i) of this Agreement.

(bb) “Investments” means the investments, including investments in real property, directly by Colony American Homes REIT and indirectly by Colony American Homes REIT through its Subsidiaries.

(cc) “Manager” means CAH Manager, LLC (formerly known as Colony American Homes, LLC), a Delaware limited liability company.

(dd) “Monitoring Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(ee) “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 13(a) of this Agreement.

(ff) “NYSE” means the New York Stock Exchange Euronext.

(gg) “Operating Partnership “ means CAH Operating Partnership, LP, a Delaware limited partnership.

(hh) “Original Agreement” shall have the meaning set forth in the recitals of this Agreement.

(ii) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(jj) “Portfolio Management Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(kk) “Preferred Stock” means the preferred stock, par value $0.01, of Colony American Homes REIT.

(ll) “REIT” shall have the meaning set forth in the recitals of this Agreement.

(mm) “Related Party Transaction Policy” shall have the meaning set forth in Section 2(d) of this Agreement.

(nn) “Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement.

(oo) “SEC” means the U.S. Securities and Exchange Commission.

(pp) “Securities Act” means the Securities Act of 1933, as amended.

(qq) “Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization in which Colony American Homes REIT has a direct or indirect ownership interest.

(rr) “Termination Fee” shall have the meaning set forth in Section 13(b) of this Agreement.

(ss) “Termination Notice” shall have the meaning set forth in Section 13(a) of this Agreement.

(tt) “Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.

(uu) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(vv) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager. (a) Colony American Homes REIT hereby appoints the Manager to manage the assets and the day-to-day operations of Colony American Homes REIT subject to the terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein except where a higher standard of care is specified in this Agreement, in which case such higher standard of care shall apply. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Manager, in its capacity as manager, will at all times be subject to the supervision of the Board of Directors. The Manager will be responsible for the day-to-day operations of Colony American Homes REIT and its Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of Colony American Homes REIT and its Subsidiaries as may be appropriate, including, without limitation:

(i) serving as consultant with respect to the periodic review of the investment guidelines and other parameters for the Investments, financing activities and operations, which review shall occur no less often than annually, any modification to which shall be approved by a majority of the Board of Directors, including a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified, supplemented or waived with such approval, the “Investment Guidelines”);

(ii) identifying, investigating, analyzing and selecting possible investment opportunities and acquiring, negotiating, monitoring, financing, retaining, selling, restructuring or disposing of Investments consistent with the Investment Guidelines;

(iii) with respect to prospective purchases, sales or exchanges of Investments, conducting negotiations with sellers, purchasers, trustees, lenders, regulatory agencies and bodies, title companies, environmental consultants, servicers and special services, and brokers, among others, and, if applicable, their respective agents and representatives;

(iv) negotiating and entering into, on behalf of Colony American Homes REIT and its Subsidiaries, bank credit facilities, hedging instruments, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and other agreements and instruments required for Colony American Homes REIT and its Subsidiaries to conduct their business;

(v) engaging and supervising, on behalf of Colony American Homes REIT and its Subsidiaries, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, residential home sales brokerage, other financial services, real estate services, commercial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to Colony American Homes REIT’s and its Subsidiaries’ operations or Investments (or potential investments);

(vi) advising on, preparing, negotiating and entering into, on behalf of Colony American Homes REIT and its Subsidiaries, applications and agreements relating to programs established by the U.S. Government and/or any agencies thereunder;

(vii) coordinating and managing operations of any joint venture or co-investment interests held directly or indirectly by Colony American Homes REIT and conducting all matters with the joint venture or co-investment partners;

(viii) providing executive and administrative personnel, office space and office services required in rendering services to Colony American Homes REIT and its Subsidiaries, including, without limitation, office space for any persons who are employed directly by Colony American Homes REIT or its Subsidiaries and who are not simultaneously employed by the Manager or any of its Affiliates;

(ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of Colony American Homes REIT and its Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the services in respect of any equity incentive plans, the collection of revenues and the payment of the debts and obligations of Colony American Homes REIT and its Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(x) communicating on behalf of Colony American Homes REIT and its Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xi) counseling Colony American Homes REIT in connection with policy decisions to be made by the Board of Directors;

(xii) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities, consistent with such strategies as modified from time to time, while maintaining the qualification of Colony American Homes REIT as a REIT and within the Investment Guidelines;

(xiii) counseling Colony American Homes REIT regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause Colony American Homes REIT to qualify as a REIT for tax purposes;

(xiv) counseling Colony American Homes REIT and its Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xv) furnishing reports and statistical and economic research to Colony American Homes REIT and its Subsidiaries regarding their activities and services performed by the Manager;

(xvi) monitoring the operating performance of Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing and reinvesting any money and securities of Colony American Homes REIT and its Subsidiaries (including investing in short-term Investments pending investment in other Investments, payment of fees, costs and expenses and payment of dividends or distributions to stockholders and partners of Colony American Homes REIT and its Subsidiaries) and advising Colony American Homes REIT and its Subsidiaries as to their capital structure and capital raising;

(xviii) causing Colony American Homes REIT and the Subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, domestic taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xix) assisting Colony American Homes REIT and its Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting Colony American Homes REIT and its Subsidiaries in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE (or such other securities exchange on which the Common Stock may be listed);

(xxi) assisting Colony American Homes REIT and its Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for all information required by the provisions of the Code and Treasury Regulations, including those provisions applicable to REITs;

(xxii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which Colony American Homes REIT and/or its Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxiii) using commercially reasonable efforts to cause expenses incurred by Colony American Homes REIT and its Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxiv) serving as consultant with respect to decisions regarding any financings, hedging activities or borrowings, including (1) assisting in developing criteria for debt and equity financing that are specifically tailored to Colony American Homes REIT’s and its Subsidiaries’ investment objectives, and (2) advising with respect to obtaining appropriate financing for the Investments;

(xxv) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote Colony American Homes REIT’s business;

(xxvi) performing such other services as may be required from time to time for the management of, and other activities relating to, the assets, business and operations of Colony American Homes REIT and its Subsidiaries as the Board of Directors shall reasonably request or as the Manager shall deem appropriate under the particular circumstances; and

(xxvii) using commercially reasonable efforts to cause Colony American Homes REIT and its Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) with respect to the Investments. Such services will include, but not be limited to, consulting on the purchase and sale of, and other Investment opportunities in connection with, assets; asset and property management services; the collection of information and the submission of reports pertaining to Colony American Homes REIT’s and its Subsidiaries’ assets, borrowings and general economic conditions; periodic review and evaluation of the performance of Colony American Homes REIT’s and its Subsidiaries’ portfolio of assets; acting as a liaison between Colony American Homes REIT and its Subsidiaries and banks, mortgage banks, investment banks and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) with respect to any activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting, together with Colony American Homes REIT’s Chief Financial Officer, as a liaison with servicer providers; and supervising claims filed under any insurance policies.

(c) For the period and on the terms and conditions set forth in this Agreement, Colony American Homes REIT and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such finance agreements and arrangements, brokerage agreements, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and, except as otherwise agreed, to provide credit analysis, risk management services, asset and property management, residential home sales brokerage and/or other services (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms that are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value; provided that (i) any such agreements entered into with Affiliates of the Manager shall comply with the related party transaction policy adopted by the Board of Directors (the “Related Party Transaction Policy”), and (ii) with respect to Portfolio Management Services, the Manager shall remain liable for the performance of such Portfolio Management Services. The Related Party Transaction Policy may be modified, supplemented or waived if approved by a majority of the Board of Directors, including a majority of the Independent Directors.

(e) To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, and at the sole cost and expense of the Manager, propose to retain one or more entities for the provision of sub-advisory services to the Manager, in order to enable the Manager to provide the services specified by this Agreement; provided that any agreements relating to such sub-advisory services (A) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to Colony American Homes REIT and its Subsidiaries, and (B) shall not result in an increased Base Management Fee or expenses payable hereunder greater than expenses which would have been incurred if the Manager provided such services directly.

(f) The Manager may retain, for and on behalf of Colony American Homes REIT and its Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, real estate agents, environmental consultants, registrars, investment banks, financial advisors, due diligence firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of Colony American Homes REIT and its Subsidiaries and their assets. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. Colony American Homes REIT or, if applicable, its Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the documented cost thereof in accordance with Section 10.

(g) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or cause to be prepared, with respect to any Investment, reports regarding the asset performance and other information reasonably requested by Colony American Homes REIT.

(h) The Manager shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to Colony American Homes REIT and its Subsidiaries reasonably required by the Board of Directors in order for Colony American Homes REIT and its Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, including but not limited to, the SEC, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of Colony American Homes REIT’s and its Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(i) The Manager shall prepare regular reports for Colony American Homes REIT to enable Colony American Homes REIT to review Colony American Homes REIT’s direct and indirect acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and other policies approved by the Board of Directors.

(j) If requested by Colony American Homes REIT, the Manager shall provide such internal audit, compliance and control services as may be required for Colony American Homes REIT and its Subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or such other securities exchange on which the Common Stock may be listed and as otherwise reasonably requested by Colony American Homes REIT from time to time.

(k) The Manager shall establish an Investment Committee, which, as of the date hereof, shall be comprised of Thomas J. Barrack, Jr., the chairman of the Investment Committee, Richard B. Saltzman, Mark M. Hedstrom and Justin Chang (the “Investment Committee”). The Investment Committee will meet periodically, as many times as necessary but no less than once every quarter, to discuss investment opportunities. The Investment Committee will periodically review Colony American Homes REIT’s Investments and their compliance with the Investment Guidelines, and provide the Board of Directors a report at the end of each quarter in conjunction with its review of the quarterly results of Colony American Homes REIT. Investments must be approved as follows: any direct or indirect investment of Colony American Homes REIT’s capital of up to $50 million only requires the approval of Colony American Homes REIT’s Chief Executive Officer or his designee; any direct or indirect investment of Colony American Homes REIT’s capital in excess of $50 million but less than or equal to the lesser of 20% of the current asset value of Colony American Homes REIT or $250 million requires the approval of the Investment Committee; and any direct or indirect investment of Colony American Homes REIT’s capital greater than the lesser of 20% of the current asset value of Colony American Homes REIT or $250 million requires the approval of the Board of Directors.

(l) Notwithstanding anything contained in this Agreement to the contrary, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by Colony American Homes REIT or its Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Colony American Homes REIT Account or otherwise made available by Colony American Homes REIT or its Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of Colony American Homes REIT under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(m) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at Colony American Homes REIT’s sole cost and expense.

Section 3. Devotion of Time; Additional Activities. (a) The Manager and its Affiliates will provide Colony American Homes REIT with a management team, including a chief executive officer, president, chief financial officer, chief investment officer and chief compliance officer, along with appropriate support personnel, to provide the management services to be provided by the Manager to Colony American Homes REIT hereunder, the members of which team shall devote such portion of their time to the management of Colony American Homes REIT as is necessary and appropriate to enable Colony American Homes REIT to operate its business, commensurate with Colony American Homes REIT’s level of activity. None of the officers or employees of the Manager will be dedicated exclusively to Colony American Homes REIT, except for any such officer or employee who may be seconded exclusively to Colony American Homes REIT pursuant to a secondment arrangement with the Manager. The Manager and its Affiliates shall provide reasonable access to their respective investment professionals in order to support the day-to-day operations of Colony American Homes REIT and its Subsidiaries.

(b) Except as provided in the Investment Allocation Agreement, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, investments that meet the principal investment objectives of Colony American Homes REIT), whether or not the investment objectives or policies of any such other Person or entity are similar to those of Colony American Homes REIT or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting. The Manager agrees that, for so long as this Agreement is in effect, it will comply with the terms of the Investment Allocation Agreement.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, partners, personnel, agents, nominees or signatories for Colony American Homes REIT and/or any of its Subsidiaries, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to Colony American Homes REIT’s Governing Instruments. When executing documents or otherwise acting in such capacities for Colony American Homes REIT or its Subsidiaries, such persons shall use their respective titles in Colony American Homes REIT or its Subsidiaries.

(d) Colony American Homes REIT agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of Colony American Homes REIT or its Subsidiaries in a timely manner or to deliver any financial statements or other reports with respect to Colony American Homes REIT or its Subsidiaries.

Section 4. Agency. The Manager shall act as agent of Colony American Homes REIT or its Subsidiaries in making, acquiring, financing and disposing of Investments, disbursing and collecting the funds of Colony American Homes REIT and its Subsidiaries, paying the debts and fulfilling the obligations of Colony American Homes REIT and its Subsidiaries, supervising the performance of professionals engaged by or on behalf of Colony American Homes REIT and its Subsidiaries and handling, prosecuting and settling any claims of or against Colony American Homes REIT and its Subsidiaries, the Board of Directors, holders of Colony American Homes REIT’s securities or representatives or assets of Colony American Homes REIT and its Subsidiaries.

Section 5. Bank Accounts. At the direction of Colony American Homes REIT’s Chief Financial Officer, the Manager may establish and maintain as an agent on behalf of Colony American Homes REIT one or more bank accounts in the name of Colony American Homes REIT or any of its Subsidiaries (any such account, a “Colony American Homes REIT Account”), and may collect and deposit funds into any such Colony American Homes REIT Account or Colony American Homes REIT Accounts, and disburse funds from any such Colony American Homes REIT Account, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of Colony American Homes REIT or any of its Subsidiaries.

Section 6. Records; Confidentiality. (a) The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of accounts and records shall be accessible for inspection by representatives of Colony American Homes REIT or any of its Subsidiaries at any time during normal business hours.

(b) The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties, except: (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, due diligence providers, financing sources and others in the ordinary course of Colony American Homes REIT’s business; (iv) to governmental officials having jurisdiction over Colony American Homes REIT or any of its Subsidiaries; (v) in connection with any governmental or regulatory filings of Colony American Homes REIT or any of its Subsidiaries, or disclosure or presentations to investors and potential investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7. Obligations of Manager; Restrictions. (a) The Manager shall take such actions as it deems necessary or appropriate with regard to the protection of the Investments.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith:

(i) is not in compliance with the Investment Guidelines;

(ii) would adversely and materially affect the qualification of Colony American Homes REIT as a REIT under the Code;

(iii) would adversely and materially affect Colony American Homes REIT’s or any of its Subsidiaries’ status as an entity intended to be exempted or excluded from registration under the Investment Company Act; or

(iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over Colony American Homes REIT or any of its Subsidiaries or that would otherwise not be permitted by Colony American Homes REIT’s or any of its relevant Subsidiaries’ Governing Instruments, code of conduct or other compliance or governance policies and procedures.

If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect the qualification of Colony American Homes REIT as a REIT, Colony American Homes REIT’s or any of its Subsidiaries’ status as an entity intended to be exempted or excluded from registration under the Investment Company Act, or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager and its officers, directors, members, managers and employees shall not be liable to Colony American Homes REIT or any of its Subsidiaries or to any director or stockholder or other owner of Colony American Homes REIT or any of its Subsidiaries for acts or omissions performed in accordance with and pursuant to this Agreement, except as provided in Section 12 of this Agreement.

(c) The Board of Directors shall periodically review the Investment Guidelines and Colony American Homes REIT’s portfolio of Investments, but will not review each proposed investment, except as provided in Section 2(k) hereof.

(d) The Manager agrees to be bound by all policies and procedures, including Colony American Homes REIT’s and its Subsidiaries’ code of conduct and other compliance and governance policies and procedures, applicable to the Manager and its officers, directors, members, managers and employees that are adopted by the Board of Directors from time to time, including those required under the Exchange Act, the Securities Act, or by the NYSE (or such other securities exchange on which the Common Stock may be listed), and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, managers and employees, and any principals, officers or employees of its Affiliates who are involved in the business and affairs of Colony American Homes REIT or any of its Subsidiaries, to be bound by such policies and procedures to the extent applicable to such persons.

(e) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of Colony American Homes REIT, in an amount which is comparable to that customarily maintained by other managers of similar Investments.

Section 8. Base Management Fee. (a) During the Initial Term and any Renewal Term, Colony American Homes REIT shall pay to the Manager the Base Management Fee quarterly in arrears, commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). The Base Management Fee is payable independent of the performance of Colony American Homes REIT or the Investments.

(b) The Manager shall compute each installment of the Base Management Fee within 30 days after the end of the fiscal quarter (or, as provided in clause (a) above, at the commencement of a fiscal quarter) with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment of the Base Management Fee shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall, subject in any event to Section 13(a) of this Agreement, be due and payable in cash no later than the date which is five Business Days after the date of delivery to the Board of Directors of such computations; provided, however, that, if Colony American Homes REIT does not have cash available to pay any installment of the Base Management Fee, the Manager may elect to receive such installment of the Base Management Fee in shares of Common Stock.

(c) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

Section 9. Initial Public Offering True-Up. Notwithstanding anything to the contrary included herein, at or around the completion of the Initial Public Offering, Colony American Homes REIT or its Subsidiaries, as applicable, shall pay the Manager all fees and expenses incurred pursuant to the Original Agreement through the date hereof.

Section 10. Expenses. (a) Colony American Homes REIT or, if applicable, its Subsidiaries shall pay or cause to be paid all of the expenses of Colony American Homes REIT and its Subsidiaries, and Colony American Homes REIT shall reimburse or cause to be reimbursed the Manager for documented expenses of the Manager incurred on behalf of Colony American Homes REIT and its Subsidiaries (collectively, the “Expenses”) excepting only those expenses that are specifically the responsibility of the Manager pursuant to Sections 10(b) and (c) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of Colony American Homes REIT and its Subsidiaries shall be paid by or on behalf of Colony American Homes REIT or its Subsidiaries and shall not be paid by the Manager or Affiliates of the Manager (other than Colony American Homes REIT and its Subsidiaries):

(i) expenses in connection with any private or public offering, including but not limited to the Initial Public Offering and transaction costs incident to Colony American Homes REIT’s and its Subsidiaries’ unconsummated investments and the acquisition, disposition and financing of Colony American Homes REIT’s and its Subsidiaries’ consummated Investments;

(ii) subject to Section 10(b) and (c) of this Agreement, the cost of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for Colony American Homes REIT and its Subsidiaries by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis;

(iii) the compensation and expenses of Colony American Homes REIT’s and its Subsidiaries’ directors (excluding those directors who are officers of the Manager) and the cost of liability insurance to indemnify Colony American Homes REIT’s and its Subsidiaries’ directors and officers;

(iv) costs associated with the establishment and maintenance of any of Colony American Homes REIT’s or any of its Subsidiaries’ credit facilities, other financing arrangements, or other indebtedness of Colony American Homes REIT or any of its Subsidiaries (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of Colony American Homes REIT’s or any of its Subsidiaries’ securities offerings;

(v) expenses connected with communications to holders of Colony American Homes REIT’s or any of its Subsidiaries’ securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by Colony American Homes REIT or any of its Subsidiaries to any transfer agent and registrar in connection with the listing and/or trading of Colony American Homes REIT’s or any of its Subsidiaries’ stock on any exchange, the fees payable by Colony American Homes REIT or any of its Subsidiaries to any such exchange in connection with its listing, costs of preparing, printing and mailing Colony American Homes REIT’s and any of its Subsidiaries’ annual report to its stockholders and proxy materials with respect to any meeting of Colony American Homes REIT’s stockholders and any of its Subsidiaries’ stockholders;

(vi) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used by Colony American Homes REIT and/or its Subsidiaries;

(vii) expenses incurred by managers, officers, personnel and agents of the Manager for travel solely on Colony American Homes REIT’s or any of its Subsidiaries’ behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or the establishment and maintenance of any of Colony American Homes REIT’s or any of its Subsidiaries’ securitizations or any of their securities offerings;

(viii) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable solely to Colony American Homes REIT or any of its Subsidiaries;

(ix) compensation and expenses of Colony American Homes REIT’s and any of its Subsidiaries’ custodian and transfer agent, if any;

(x) the cost of maintaining compliance with all U.S. federal, state and local rules and regulations or with any other regulatory agency;

(xi) all taxes and license fees;

(xii) all insurance costs incurred in connection with the operation of Colony American Homes REIT’s and its Subsidiaries’ business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xiii) costs and expenses incurred in contracting with third parties for the management of the assets of Colony American Homes REIT and any of its Subsidiaries;

(xiv) all other costs and expenses relating to Colony American Homes REIT’s and its Subsidiaries’ business and operations, including, without limitation, the costs and expenses of acquiring, owning, managing, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xv) expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for Colony American Homes REIT and its Subsidiaries or Investments separate from the office or offices of the Manager;

(xvi) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made to or on account of holders of Colony American Homes REIT’s or any of its Subsidiaries’ securities, including, without limitation, in connection with any dividend reinvestment plan;

(xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against Colony American Homes REIT or any of its Subsidiaries, or against any trustee, director, partner, member or officer of Colony American Homes REIT or of any Subsidiary in his, her or its capacity as such for which Colony American Homes REIT or any of its Subsidiaries is required to indemnify such Person by any court or governmental agency;

(xviii) the fully burdened cost of providing property management services with respect to the Investments; and

(xix) all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement;

provided, however, that with respect to expenses incurred by the Manager in connection with assets acquired by or services rendered to Colony American Homes REIT or any of its Subsidiaries, together with any additional publicly traded or other investment vehicle that is sponsored or managed by the Manager or any of its Affiliates, Colony American Homes REIT and any of its Subsidiaries shall only be responsible for Colony American Homes REIT’s and its Subsidiaries’ pro rata share of such expenses, based on the ratio of the amount of capital contributed by Colony American Homes REIT and its Subsidiaries for any investment in such assets compared to the total capital invested in such assets; provided, further, however that for purposes of this clause, the phrase “additional publicly traded or other investment vehicle” shall not include Colony Financial, Inc. and Colony Distressed Credit Fund II, L.P. or any other investment vehicle in their capacities as holders of direct or indirect investments in the General Partner or the Operating Partnership.

(b) Colony American Homes REIT or, if applicable, its Subsidiaries shall reimburse the Manager for the salaries (including bonuses) and benefits of the Manager’s personnel; provided, however, that Colony American Homes REIT shall not have any obligation to reimburse the Manager for the salaries (including bonuses) and benefits of the Manager’s personnel who perform acquisition services on behalf of Colony American Homes REIT and its Subsidiaries. Colony American Homes REIT will or will cause its Subsidiaries to pay their respective pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the operations of Colony American Homes REIT and its Subsidiaries. These expenses will be allocated among the Manager and Colony American Homes REIT and its Subsidiaries based on the ratio of Colony American Homes REIT’s and its Subsidiaries’ proportion of gross assets compared to all remaining gross assets managed or held by the Manager and its Affiliates as calculated at each quarter end. Colony American Homes REIT will also or will also cause its Subsidiaries to pay the rent for office space and other office, internal and overhead expenses incurred by persons who are employed directly by Colony American Homes REIT or its Subsidiaries, as applicable, and who are not simultaneously employed by the Manager or any of its Affiliates, including any such persons who may be seconded exclusively to Colony American Homes REIT or its Subsidiaries pursuant to a secondment arrangement with the Manager.

(c) Colony American Homes REIT or, if applicable, its Subsidiaries shall not have any obligation to reimburse the Manager or its Affiliates for the salaries and benefits of the personnel of Colony who provide services to Colony American Homes REIT and its Subsidiaries related to accounting and finance, legal, human resources, insurance, and operations; provided, however, that Colony American Homes REIT shall reimburse the Manager or its Affiliates for the salaries and benefits of Colony’s personnel to the extent they provide services relating to SEC reporting and compliance obligations of Colony American Homes REIT and its Subsidiaries; provided, further, however that Colony American Homes REIT shall not have any obligation to reimburse the Manager or its Affiliates for the salaries and benefits of Colony principals who provide operational and strategic oversight and management to Colony American Homes REIT and its Subsidiaries, including, but not limited to, Thomas J. Barrack, Jr., Richard Saltzman, Justin Chang, Paul Fuhrman, Richard Welch, Mark Hedstrom, and Ron Sanders.

(d) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(e) With respect to Expenses incurred by the Manager for which Colony American Homes REIT or any of its Subsidiaries is obligated to reimburse the Manager pursuant to this Section 10, such Expenses for each fiscal quarter shall be reduced by the amount of any brokerage commissions actually received and retained by the Manager or its Affiliates during such fiscal quarter with respect to the Investments.

(f) The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 11. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses during each fiscal quarter, and shall deliver such statement to Colony American Homes REIT within 30 days after the end of each fiscal quarter. Expenses shall be reimbursed to the Manager no later than the 15th Business Day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due from the Manager to Colony American Homes REIT and its Subsidiaries. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12. Limits of the Manager’s Responsibility; Indemnification. (a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors of Colony American Homes REIT or its Subsidiaries in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its Affiliates and their respective officers, directors, members, managers and employees (each a “Covered Person”) will not be liable to Colony American Homes REIT or any of its Subsidiaries, the Board of Directors, or Colony American Homes REIT’s or any of its Subsidiaries’ stockholders, partners or member for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), performed in accordance with and pursuant to this Agreement, except by reason of acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of the Manager’s duties under this Agreement.

(b) Colony American Homes REIT and its Subsidiaries to the full extent permitted by law shall indemnify and hold harmless each Covered Person from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with the business and operations of Colony American Homes REIT or any of its Subsidiaries or any action taken or omitted by any such Covered Person by or on behalf of Colony American Homes REIT or any of its Subsidiaries pursuant to authority granted by this Agreement, except where found by a court of competent jurisdiction to be attributable to the gross negligence, willful misconduct or bad faith of any such Covered Person or the reckless disregard by such Covered Person of their duties under this Agreement. In the event that any Covered Person becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with the Manager’s duties hereunder, Colony American Homes REIT will periodically reimburse such Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Covered Person shall provide Colony American Homes REIT with an undertaking to promptly repay to Colony American Homes REIT the amount of any such expenses paid to it if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by Colony American Homes REIT as herein provided in connection with such suit, action, proceeding or investigation, and (ii) the Covered Person shall provide Colony American Homes REIT with a written affirmation that such Covered Person in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; provided, further, however, that the failure for any reason of Colony American Homes REIT to advance funds to any Covered Person shall in no way affect such Covered Person’s right to reimbursement of such costs if it is ultimately determined that such Covered Person was entitled to indemnification pursuant to the terms hereof.

(c) Any Covered Person entitled to indemnification from Colony American Homes REIT hereunder shall seek recovery under any insurance policies by which such Covered Person is covered and any Covered Person shall obtain the written consent of Colony American Homes REIT prior to entering into any compromise or settlement which would result in an obligation of Colony American Homes REIT to indemnify such Covered Person; provided, however, that the possibility of recovery under any such insurance policies shall not preclude a Covered Person from seeking indemnification pursuant to this Section 12. If such Covered Person shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by Colony American Homes REIT by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by Colony American Homes REIT in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by Colony American Homes REIT to such Covered Person) to Colony American Homes REIT. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of Colony American Homes REIT or any of its Subsidiaries and also of any other Person or entity for which the Covered Person hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by Colony American Homes REIT may be limited to Colony American Homes REIT’s and any of its Subsidiaries’ proportionate share thereof if so determined by Colony American Homes REIT in good faith.

(d) The Manager to the full extent permitted by law shall indemnify and hold harmless Colony American Homes REIT and any of its Subsidiaries and each officer, director, manager, employee and agent of Colony American Homes REIT or any of its Subsidiaries from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with acts of the Manager found by a court of competent jurisdiction to constitute gross negligence, willful misconduct, bad faith or reckless disregard of the Manager’s duties under this Agreement, or any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager; provided, however, that nothing in this Section 12(d) shall create personal liability on the part of any of the Manager’s Affiliates or its or their respective shareholders, partners, members, managers, officers, directors, employees, agents or representatives.

(e) The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement.

Section 13. Term; Termination. (a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until three years from the date of completion of the Initial Public Offering (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Board of Directors, including a majority of the Independent Directors, agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to Colony American Homes REIT or (ii) the compensation payable to the Manager hereunder is unfair; provided that Colony American Homes REIT shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Board of Directors, including a majority of the Independent Directors, determines to be fair pursuant to the procedure set forth below. Colony American Homes REIT may elect not to renew this Agreement upon the expiration of the Initial Term or any Renewal Term pursuant to the preceding sentence upon at least 180 days’ prior written notice to the Manager (the “Termination Notice”). If Colony American Homes REIT issues the Termination Notice, Colony American Homes REIT shall be obligated to (i) specify the reason for nonrenewal in the Termination Notice (pursuant to either clause (i) or (ii) of the first sentence of this paragraph) and (ii) pay the Manager the Termination Fee on or before the last day of the Initial Term or Renewal Term (the “Effective Termination Date”); provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to Colony American Homes REIT, no fewer than 60 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Upon receipt by Colony American Homes REIT of a Notice of Proposal to Negotiate, the Board of Directors, including a majority of the Independent Directors, and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least a majority of the Board of Directors, including a majority of the Independent Directors, agree to the terms of the revised compensation to be payable to the Manager within 60 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager shall be the revised compensation then agreed upon by the parties to this Agreement. Colony American Homes REIT and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding the same. In the event that Colony American Homes REIT and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 60-day period, this Agreement shall terminate, such termination to be effective on the date that is the later of (A) 10 days following the end of such 60-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In recognition of the upfront effort required by the Manager to structure Colony American Homes REIT and its Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) or Section 14(b) of this Agreement, Colony American Homes REIT shall pay or cause to be paid to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the average annual Base Management Fee earned by the Manager during the 24-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination. The obligation of Colony American Homes REIT to pay the Termination Fee shall survive the termination of this Agreement.

(c) No later than 180 days prior to the expiration of the Initial Term or Renewal Term, the Manager may deliver written notice to Colony American Homes REIT informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. Colony American Homes REIT shall not be required to pay the Termination Fee to the Manager if the Manager terminates this Agreement pursuant to this Section 13(c).

Section 14. Termination for Cause. (a) Colony American Homes REIT may terminate this Agreement at any time, including during the Initial Term, upon at least 30 days’ prior written notice of termination from the Board of Directors to the Manager, without payment of any Termination Fee by Colony American Homes REIT, if:

(i) the Manager engages in any act or omission that constitutes gross negligence, bad faith, fraud or willful misconduct;

(ii) the Manager breaches this Agreement in any material respect and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period;

(iii) there is a commencement of any proceeding relating to the Bankruptcy or insolvency of the Manager, including an order for relief in an involuntary Bankruptcy case or the authorization or filing by the Manager of a voluntary Bankruptcy petition;

(iv) the Manager is convicted (including a plea of nolo contendere) of a felony;

(v) the Manager is unable to perform its obligations under this Agreement; or

(vi) there is a dissolution of the Manager.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to Colony American Homes REIT in the event that Colony American Homes REIT shall breach this Agreement in any material respect or otherwise be unable to perform its obligations hereunder and such breach shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. Colony American Homes REIT shall be required to pay the Termination Fee to the Manager if this Agreement is terminated pursuant to this Section 14(b).

(c) The Manager may terminate this Agreement in the event Colony American Homes REIT or any of its Subsidiaries becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event. If the Manager terminates this Agreement pursuant to this Section 14(c), Colony American Homes REIT shall not be required to pay the Termination Fee.

Section 15. Survival; Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14 or 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or 14(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to Colony American Homes REIT or any of its Subsidiaries all money collected and held for the account of Colony American Homes REIT or any of its Subsidiaries pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to Colony American Homes REIT or any of its Subsidiaries;

(iii) deliver to the Board of Directors all property and documents of Colony American Homes REIT or any of its Subsidiaries then in the custody of the Manager; and

(iv) Sections 6(b), 10, 11, 12, 13, 14, 15 and 24 shall survive the termination of this Agreement.

Section 16. Assignment. This Agreement shall terminate automatically, without payment of the Termination Fee, in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by Colony American Homes REIT after the approval of a majority of the Board of Directors, including a majority of the Independent Directors; provided, however, that the Manager may assign this Agreement to any Affiliate of the Manager without the consent of Colony American Homes REIT or the approval of the Board of Directors if such Affiliate of the Manager becomes a party to, or becomes subject to the rights and obligations of the Manager under, the Investment Allocation Agreement. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to Colony American Homes REIT for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to Colony American Homes REIT a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by Colony American Homes REIT without the prior written consent of the Manager, except in the case of assignment by Colony American Homes REIT to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to Colony American Homes REIT, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as Colony American Homes REIT is bound under this Agreement.

Section 17. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of Colony American Homes REIT or any of its Subsidiaries held by the Manager under this Agreement shall be held by the Manager as custodian for Colony American Homes REIT or any of its Subsidiaries, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by Colony American Homes REIT or any such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of Colony American Homes REIT requesting the Manager to release to Colony American Homes REIT or any of its Subsidiaries any money or other property then held by the Manager for the account of Colony American Homes REIT or any of its Subsidiaries under this Agreement, the Manager shall release such money or other property to Colony American Homes REIT or any of its Subsidiaries within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to Colony American Homes REIT, any of its Subsidiaries, the Independent Directors, or Colony American Homes REIT’s or any of its Subsidiaries’ stockholders or partners for any acts performed or omissions to act by Colony American Homes REIT or any of its Subsidiaries in connection with the money or other property released to Colony American Homes REIT or any of its Subsidiaries in accordance with the second sentence of this Section 17. Colony American Homes REIT shall indemnify the Manager and its officers, directors, personnel, and managers against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to Colony American Homes REIT or any of its Subsidiaries in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 12 of this Agreement.

Section 18. Representations and Warranties. (a) Colony American Homes REIT hereby makes the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(i) Colony American Homes REIT is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Maryland. Colony American Homes REIT has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii) The execution, delivery, and performance of this Agreement by Colony American Homes REIT have been duly authorized by all necessary action on the part of Colony American Homes REIT.

(iii) This Agreement constitutes a legal, valid, and binding agreement of Colony American Homes REIT, enforceable against Colony American Homes REIT in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(b) The Manager hereby makes the following representations and warranties to Colony American Homes REIT, all of which shall survive the execution and delivery of this Agreement:

(i) The Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Delaware. The Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any Investments of Colony American Homes REIT or any of its Subsidiaries (which it shall do promptly after being required to do so).

(ii) The execution, delivery, and performance of this Agreement by the Manager have been duly authorized by all necessary action on the part of the Manager.

(iii) This Agreement constitutes a legal, valid, and binding agreement of the Manager enforceable against the Manager in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

Section 19. Notice. (a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing, to the following addressess:

If to Colony American Homes REIT, to:

Colony American Homes, Inc.

2450 Broadway

6th Floor

Santa Monica, California 90404

If to the Manager, to:

CAH Manager, LLC

2450 Broadway

6th Floor

Santa Monica, California 90404

(b) All notices, demands and requests to be sent to a party hereto pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) deposited for next day delivery by Federal Express, or other similar overnight courier services, addressed to such party, (iii) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested or (iv) transmitted via facsimile or other similar device to the attention of such party.

(c) All notices, demands and requests so given shall be deemed received: (i) when personally delivered, (ii) twenty-four hours after being deposited for next day delivery with an overnight courier, (iii) forty-eight hours after being deposited in the United States mail, or (iv) three hours after being transmitted via facsimile or otherwise transmitted and receipt has been confirmed.

Section 20. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 21. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

Section 22. Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto.

Section 23. No Implied Waivers; Remedies. No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

Section 24. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

Section 25. Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 26. Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

Section 27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

COLONY AMERICAN HOMES REIT

Address:	COLONY AMERICAN HOMES, INC.,
a Maryland corporation

2450 Broadway	By:
6th Floor	Name:
Santa Monica, California 90404	Title:

MANAGER

Address:	CAH MANAGER, LLC,
a Delaware limited liability company

2450 Broadway	By:
6th Floor	Name:
Santa Monica, California 90404	Title:

[Signature Page to Management Agreement]

EXHIBIT A

The Board of Directors has adopted the following investment guidelines:

•	No investment shall be made that would cause Colony American Homes REIT to fail to qualify as a REIT for U.S. federal income tax purposes;

•	No investment shall be made that would cause Colony American Homes REIT or any Subsidiary to be regulated as an investment company under the Investment Company Act;

•	Colony American Homes REIT’s investments will be predominantly in Colony American Homes REIT’s target assets; and

•

Until appropriate investments can be identified, the Manager may invest the proceeds of the Initial Public Offering and any future offerings in interest-bearing, short-term investments, including money market accounts and/or U.S. treasury securities, that are consistent with Colony American Homes REIT’s intention to qualify as a REIT and maintain its exemption from registration under the Investment Company Act.

Colony American Homes REIT’s target assets are single-family homes and other related assets and businesses in the United States, which are acquired generally with a view of being converted into and/or managed as rental properties for a period following such acquisition.

In addition, any direct or indirect investment of Colony American Homes REIT’s capital of up to $50 million only requires the approval of Colony American Homes REIT’s Chief Executive Officer or his designee; any direct or indirect investment of Colony American Homes REIT’s capital in excess of $50 million but less than or equal to the lesser of 20% of the current asset value of Colony American Homes REIT or $250 million requires the approval of the Investment Committee; and any direct or indirect investment of Colony American Homes REIT’s capital greater than the lesser of 20% of the current asset value of Colony American Homes REIT or $250 million requires the approval of the Board of Directors.

Exh. B-1